Exhibit 10.4

August 3, 2026 Cory Hatton

Dear Cory:

This letter summarizes the principal business terms of your appointment of Interim Chief Financial Officer effective August 3, 2026 (your "Start Date") and is intended to amend/supplement your existing employment agreement, which remains in effect but for the terms below. If these terms meet with your approval, please indicate your acceptance by returning a signed copy to us at your earliest convenience.

Your Role
You will be our Interim Chief Financial Officer

Your Location
You will continue to be based at the Dave & Buster’s Store Support Center (“SSC”) in Coppell, Texas.

Your Base Compensation
Your total base compensation will not change.

Your Short-Term Incentive Plan
Your Short-Term Incentive Plan will not change.

Your Long-Term Incentive Plan
Your Long-Term Incentive Plan will not change.

Your One-Time Appointment Grants
We will give you a one-time equity grant with a total value of $1,000,000 within your first 30 days of the appointment of your new role (the date the grants are awarded hereafter referred to as the “Grant Date”) in the form of two of Dave & Buster’s equity awards:
(i)a stock option grant with respect to shares valued at $500,000 (the precise number of options to be granted will be calculated by dividing $500,000 by the Share Price on the Grant Date, with an exercise price equal to the July 28, 2026 closing price, which stock options will become earned in full on the first date occurring when the 60-day trailing VWAP of our stock is equal to or greater than the Grant Price multiplied by 2 (stock options that become earned, the "2X Earned Options" and the date on which the stock options become earned the "2X Price Achievement Date"). This achievement must occur within three years of the Grant Date. Thereafter, 50% of the 2X Earned Options will vest on the first anniversary of the Achievement Date or when a permanent CFO is hired and the other 50% will vest ratably over the two years;
(ii)a time-based restricted stock unit grant with respect to shares valued at $500,000 (based on the Grant Price), vesting in two equal installments 50% will vest on the first anniversary of the Grant Date or when a permanent CFO is hired the other 50% will vest on the second anniversary of the Grant Date.
In each case, the grants are subject to your continued employment through the applicable vesting date and to the terms and conditions set forth in the applicable equity plan and award agreement. Additional information about these grants will be included in the grant documentation you’ll receive after the Grant Date.

Your Benefits
•You will continue to be eligible to participate in our health and welfare insurance coverage under the terms of the plans applicable to our team members.
•You will continue to be eligible to participate in the Company's 401(k) Plan and in the Company's Select Executive Retirement Plan ("SERP"), a supplemental retirement savings plan for eligible executives. Subject to the terms of each plan and any applicable plan limits, the Company currently provides a matching contribution equal to 50% of your contributions, up to 6% of eligible compensation, under both the 401(k) Plan and the SERP. All retirement benefits are subject to the terms and conditions of the applicable plan documents, which may be amended from time to time.

Please keep in mind that all benefits may be adjusted.

If the terms summarized above are acceptable to you, please sign a copy of this letter and scan a signed copy to rachel.morgan@daveandbusters.com

Very truly yours,

Darin Harper
Chief Executive Officer

Agreed as Set Forth Above:

Signature    Date